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As filed with the Securities and Exchange Commission on February 6, 2013

Registration Statement No. 333-185938

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to

FORM S-11

FOR REGISTRATION
UNDER
THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

ZAIS Financial Corp.
(Exact name of registrant as specified in its governing instruments)

ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106
(732) 978-7518
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Michael Szymanski
Chief Executive Officer and President
ZAIS Financial Corp.
Two Bridge Avenue, Suite 322
Red Bank, New Jersey 07701-1106
(732) 978-7518
(Name, Address, including Zip Code, and Telephone Number,
including Area Code, of Agent for Service)

Copies to:
Jay L. Bernstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel (212) 735-3000 Fax (212) 735-2000

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        ZAIS Financial Corp. is filing this Amendment No. 4 (the "Amendment") to its Registration Statement on Form S-11 (Registration No. 333-185938) (the "Registration Statement") as an exhibit-only filing to file Exhibit 1.1, which has not been previously filed. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibit. The preliminary prospectus is unchanged and has therefore been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other expenses of issuance and distribution.

        The following table shows the fees and expenses, other than underwriting fee, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$19,096
Financial Industry Regulatory Authority, Inc. filing fee	$20,850
NYSE listing fee	$125,000
Legal fees and expenses (including Blue Sky fees)	$850,000
Accounting fees and expenses	$700,787
Printing and engraving expenses	$200,000
Transfer agent fees and expenses	$3,500
Miscellaneous	$80,767

Total	$2,000,000	(1)

(1)
Our Advisor has agreed to pay any expenses in connection with this offering in excess of $1.2 million.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent sales of unregistered securities.

        On July 29, 2011, we completed a private placement whereby existing holders of shares and limited partnership interests in two funds from the Matrix VI series of funds of cash and RMBS assets with a net asset value of $60.5 million (calculated as of July 29, 2011) exchanged their shares and limited partnership interests for an aggregate of 3,022,617 shares of our common stock, which equaled a value per share of common stock as of July 29, 2011 of $20.00. We received $60.5 million in the private placement, including $8.65 million from certain current and former employees of ZAIS and relatives of such persons as well as current and former members and owners of ZAIS (or, collectively, the ZAIS Parties) and deployed the cash together with additional borrowings to build a diversified portfolio of RMBS assets. The ZAIS Parties who participated in our formation received 432,328 shares of our common stock in connection therewith. Such issuances were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) or Regulation S thereof.

        On January 18, 2012, we sold 133 shares of our Series A Cumulative Non-Voting Preferred Stock, par value $0.0001 per share (or the Series A Preferred Shares), for $1,000 per share to a select group of investors who are "accredited investors" within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act. Such issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. The Series A Preferred Shares were sold through H & L Equities, LLC or such other registered broker-dealers as selected by REIT Funding, LLC. In exchange for providing such services, we paid a fee of $15,000 to REIT Funding, LLC (and agreed to reimburse REIT Funding, LLC for certain expenses). From this fee, REIT Funding, LLC was responsible for paying the brokerage or placement fees of $6,650 and advisory fees.

        On October 11, 2012, we completed the closing of a private offering. We sold 195,457 shares of common stock and 22,492 OP Units in reliance on exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) or Regulation S thereof at an offering price of $22.23 per common share or OP Unit, as applicable. Net proceeds from the closing of this offering, after deducting offering expenses, were $4.4 million, which we used to repurchase shares of common stock.

        On December 13, 2012, we completed the closing of a private offering. We sold 36,581 shares of common stock and 904,422 OP units in reliance on exemptions from the registration requirements of the Securities Act pursuant to Section 4(2) or Regulation S thereof at an offering price of $22.39 per common share or OP Unit, as applicable. Net proceeds from the closing of this offering, after deducting offering expenses, were $20.9 million, which we plan to use to fund the repurchase of shares of common stock in connection with the January 2013 share repurchase and to purchase of our target assets, focusing primarily on Agency RMBS and non-Agency RMBS.

Item 34.    Indemnification of directors and officers.

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

        The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

        In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

  •
  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

  •
  any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

  •
  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

        We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of proceeds from stock being registered.

        None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.    Financial statements and exhibits.

(a)
Financial Statements.    See page F-1 for an index of the financial statements that are being filed as part of this Registration Statement.

(b)
Exhibits.    The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description
1.1	Form of Underwriting Agreement among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS REIT Management, LLC and the underwriters named therein
3.1*	Articles of Amendment and Restatement of ZAIS Financial Corp.
3.2*	Articles Supplementary of ZAIS Financial Corp.

Exhibit number	Exhibit description
3.3*	Bylaws of ZAIS Financial Corp.
4.1*	Specimen Common Stock Certificate of ZAIS Financial Corp.
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1*
Second Amended and Restated Investment Advisory Agreement, dated as of December 13, 2012, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Asset I, LLC, ZAIS Asset II, LLC, ZAIS Asset III, LLC, ZAIS Asset IV, LLC and ZAIS REIT Management, LLC
10.2*	Agreement of Limited Partnership, dated as of July 29, 2011, of ZAIS Financial Partners, L.P., as amended on August 3, 2011, October 11, 2012, and December 13, 2012.
10.3*	Registration Rights Agreement, dated August 3, 2011, among ZAIS Financial Corp., ZAIS Group, LLC and certain persons listed on Schedule I thereto
10.4*	First Amended and Restated Registration Rights Agreement, dated October 11, 2012, among ZAIS Financial Corp., ZAIS Group, LLC and certain persons listed on Schedule I thereto
10.5*	First Amended and Restated Registration Rights Agreement, dated December 13, 2012, among ZAIS Financial Corp., ZAIS REIT Management, LLC and certain persons listed on Schedule I thereto
10.6*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Christian Zugel
10.7*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Michael Szymanski
10.8*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Denise Crowley
10.9*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Paul McDade
10.10*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Brian Hargrave
10.11*	Indemnification Agreement, dated December 13, 2012, between ZAIS Financial Corp. and Steven Haber
10.12*	Form of Indemnification Agreement among ZAIS Financial Corp. and its proposed directors
10.13*	ZAIS Financial Corp. 2012 Equity Incentive Plan
10.14*	Form of License Agreement
10.15*	Forms of Irrevocable Exchange and Subscription Agreement between various contributors and ZAIS Financial Corp. (relating to the initial formation transactions)
21.1*	List of Subsidiaries of ZAIS Financial Corp.
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)

Exhibit number	Exhibit description
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3*	Consent of PricewaterhouseCoopers LLP
99.1*	Consent of Daniel Mudge as a director nominee
99.2*	Consent of Marran Ogilvie as a director nominee
99.3*	Consent of Eric Reimer as a director nominee
99.4*	Consent of James Zinn as a director nominee

*
Filed previously.

Item 37.    Undertakings.

(a)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Red Bank, State of New Jersey, on February 6, 2013.

ZAIS Financial Corp.
By:	/s/ Paul McDade Name: Paul McDade Title: Chief Financial Officer and Treasurer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures		Title	Date

By:	* Christian Zugel	Chairman of the Board of Directors (Co-Principal Executive Officer)	February 6, 2013
By:	* Michael Szymanski	Chief Executive Officer, President and Director (Co-Principal Executive Officer)	February 6, 2013
By:	/s/ Paul McDade Paul McDade	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	February 6, 2013
*By:	/s/ Paul McDade Paul McDade Attorney-in-fact

 EXHIBIT INDEX

Exhibit number	Exhibit description
1.1	Form of Underwriting Agreement among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS REIT Management, LLC and the underwriters named therein
3.1*	Articles of Amendment and Restatement of ZAIS Financial Corp.
3.2*	Articles Supplementary of ZAIS Financial Corp.
3.3*	Bylaws of ZAIS Financial Corp.
4.1*	Specimen Common Stock Certificate of ZAIS Financial Corp.
5.1*	Opinion of Clifford Chance US LLP (including consent of such firm)
8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm)
10.1*
Second Amended and Restated Investment Advisory Agreement, dated as of December 13, 2012, by and among ZAIS Financial Corp., ZAIS Financial Partners, L.P., ZAIS Asset I, LLC, ZAIS Asset II, LLC, ZAIS Asset III, LLC, ZAIS Asset IV, LLC and ZAIS REIT Management, LLC
10.2*	Agreement of Limited Partnership, dated as of July 29, 2011, of ZAIS Financial Partners, L.P., as amended on August 3, 2011, October 11, 2012, and December 13, 2012.
10.3*	Registration Rights Agreement, dated August 3, 2011, among ZAIS Financial Corp., ZAIS Group, LLC and certain persons listed on Schedule I thereto
10.4*	First Amended and Restated Registration Rights Agreement, dated October 11, 2012, among ZAIS Financial Corp., ZAIS Group, LLC and certain persons listed on Schedule I thereto
10.5*	First Amended and Restated Registration Rights Agreement, dated December 13, 2012, among ZAIS Financial Corp., ZAIS REIT Management, LLC and certain persons listed on Schedule I thereto
10.6*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Christian Zugel
10.7*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Michael Szymanski
10.8*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Denise Crowley
10.9*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Paul McDade
10.10*	Indemnification Agreement, dated August 3, 2011, between ZAIS Financial Corp. and Brian Hargrave
10.11*	Indemnification Agreement, dated December 13, 2012, between ZAIS Financial Corp. and Steven Haber
10.12*	Form of Indemnification Agreement among ZAIS Financial Corp. and its proposed directors
10.13*	ZAIS Financial Corp. 2012 Equity Incentive Plan

Exhibit number	Exhibit description
10.14*	Form of License Agreement
10.15*	Forms of Irrevocable Exchange and Subscription Agreement between various contributors and ZAIS Financial Corp. (relating to the initial formation transactions)
21.1*	List of Subsidiaries of ZAIS Financial Corp.
23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1)
23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1)
23.3*	Consent of PricewaterhouseCoopers LLP
99.1*	Consent of Daniel Mudge as a director nominee
99.2*	Consent of Marran Ogilvie as a director nominee
99.3*	Consent of Eric Reimer as a director nominee
99.4*	Consent of James Zinn as a director nominee

*
Filed previously.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other expenses of issuance and distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent sales of unregistered securities.
  Item 34. Indemnification of directors and officers.
  Item 35. Treatment of proceeds from stock being registered.
  Item 36. Financial statements and exhibits.
  Item 37. Undertakings.
SIGNATURES
EXHIBIT INDEX